Exhibit 99.1

PRESS RELEASE
CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
(918) 295-7673
FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Strong Quarterly Financial and Operating Results; Declares Quarterly Cash Distribution of $0.585 per Unit; and Increases 2008 Guidance

TULSA, OKLAHOMA, April 28, 2008 – On the strength of record revenues and coal sales volumes, Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported increased EBITDA for the quarter ended March 31, 2008 (the “2008 Quarter”). Net income for the 2008 Quarter was lower, compared to net income for the quarter ended March 31, 2007 (the “2007 Quarter”), primarily due to the loss of synfuel-related benefits and higher depreciation, depletion and amortization resulting from capital expenditures associated with ARLP’s growth initiatives. (For a definition of EBITDA and reconciliation to GAAP, please see the end of this release).

ARLP also announced that the Board of Directors of its managing general partner (the “Board”) declared a quarterly cash distribution for the 2008 Quarter of $0.585 per unit (an annualized rate of $2.34 per unit), payable on May 15, 2008 to all unitholders of record as of the close of trading on May 8, 2008. Increases to ARLP’s quarterly cash distribution to unitholders are generally considered by the Board at its January and July meetings.

“Alliance Resource Partners once again started strong in 2008,” said Joseph W. Craft III, President and Chief Executive Officer. “During the first quarter, ARLP responded to increased customer demand by posting records for coal sales and production volumes. We also successfully capitalized on market opportunities resulting in record revenues and increased EBITDA during the quarter – despite the loss of synfuel benefits. In addition, as announced last week, ARLP made significant progress on its growth initiatives as we received sufficient sales indications to begin construction of the River View mine and further expand the production capacity of our existing Illinois Basin operations.”

Consolidated Financial Results

Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007

For the 2008 Quarter, ARLP reported net income of $43.2 million, or $0.93 of adjusted net income per diluted limited partner unit, compared to net income of $45.5 million, or $1.03 of adjusted net income per diluted limited partner unit, for the 2007 Quarter. EBITDA in the 2008 Quarter increased to $68.8 million, compared to EBITDA of $68.1 million in the 2007 Quarter. Financial results for the 2008 Quarter reflect the loss of synfuel-related benefits due to the expiration of the non-conventional synfuel tax credit on December 31, 2007. In the 2007 Quarter, ARLP realized benefits of approximately $8.1 million and $8.9 million for net income and

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EBITDA, respectively, from its various coal synfuel-related agreements. (For definitions of adjusted net income per limited partner unit and EBITDA and related reconciliations to GAAP, please see the end of this release.)

Revenues for the 2008 Quarter increased 10.3% to a record $283.6 million, compared to $257.1 million for the 2007 Quarter. Higher revenues in the 2008 Quarter reflect record coal sales volumes, which increased 13.2% to 7.0 million tons, compared to 6.2 million tons of coal sold during the 2007 Quarter. Although average coal sales prices increased in each of ARLP’s operating regions, consolidated average coal sales prices decreased slightly in the 2008 Quarter, compared to the 2007 Quarter, due to revenues realized in the 2007 Quarter from synfuel-related and coal brokerage activities. The loss of $7.2 million in synfuel-related benefits drove other sales and operating revenues in the 2008 Quarter lower to $3.8 million, compared to $9.5 million in the 2007 Quarter.

Operating expenses in the 2008 Quarter increased to $192.6 million, compared to $167.0 million in the 2007 Quarter. The increase in operating expenses is primarily due to record coal production volumes, which increased 4.7% to 6.9 million tons in the 2008 Quarter, compared to 6.6 million tons in the 2007 Quarter. Increased labor related expenses, materials and supply costs, maintenance costs and regulatory compliance costs also contributed to higher operating expenses in the 2008 Quarter. Increased sales related expenses due to record coal sales revenues and volumes also drove operating expenses higher in the 2008 Quarter.

Financial results for the 2008 Quarter were also impacted by higher general and administrative costs which increased to $8.8 million in the 2008 Quarter, compared to $7.9 million in the 2007 Quarter. Higher general and administrative costs in the 2008 Quarter were primarily due to increased staffing and incentive compensation expenses. Depreciation, depletion and amortization increased by $3.5 million in the 2008 Quarter, compared to the 2007 Quarter, as a result of continuing capital expenditures related to infrastructure improvements, efficiency projects, expansion of production capacity and development of announced growth projects.

Regional Results and Analysis

	Illinois Basin		Central Appalachia		Northern Appalachia		Total (3)
	2008 Qtr	2007 Qtr	2008 Qtr	2007 Qtr	2008 Qtr	2007 Qtr	2008 Qtr	2007 Qtr
Tons sold (millions)	5.365	4.528	0.845	0.838	0.784	0.812	6.994	6.178
Coal sales price per ton (1)	$34.28	$34.27	$58.08	$51.28	$46.12	$42.54	$38.48	$38.66
Segment Adjusted EBITDA Expense per ton (2)	$23.68	$23.50	$45.12	$39.03	$35.98	$32.86	$27.92	$27.90
Segment Adjusted EBITDA (millions) (2)	$57.5	$56.5	$11.1	$10.3	$9.0	$8.9	$77.7	$76.0

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.
(2)	For a definition of Segment Adjusted EBITDA expense per ton, Segment Adjusted EBITDA and related reconciliations to GAAP, please see the end of this release.
(3)	Total includes other, corporate and eliminations.

Driven primarily by higher sales from the Illinois Basin, ARLP sold a record 7.0 million tons of coal in the 2008 Quarter, an increase of approximately 816,000 tons compared to the 2007 Quarter. Higher coal sales volumes in the Illinois Basin reflect recent expansions of production capacity and increased sales from coal inventory to meet customer demand in the 2008 Quarter.

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Total average coal sales price per ton for the 2008 Quarter decreased slightly compared to the 2007 Quarter, as previously discussed. In the Central Appalachian region, improved contract pricing and increased sales into a higher priced spot market resulted in a 13.3% increase in average coal sales price per ton during the 2008 Quarter compared to the 2007 Quarter. Average coal sales prices per ton in the Northern Appalachian region increased 8.4%, primarily due to higher priced sales in the spot and export markets during the 2008 Quarter.

Although each of ARLP’s operating regions experienced higher costs in the 2008 Quarter, total Segment Adjusted EBITDA Expense per ton in the 2008 Quarter was essentially unchanged, compared to the 2007 Quarter, due to the previously discussed impact of coal brokerage activity in the 2007 Quarter. ARLP’s operating regions continued to experience reduced productivity and higher compliance costs associated with new mine safety standards, which resulted in increased Segment Adjusted EBITDA Expense per ton in the 2008 Quarter. (For a definition of Segment Adjusted EBITDA and reconciliation to GAAP, please see the end of this release.)

Outlook

“As evidenced by our commitment to bring the River View mine into operation and expand the production capacity of our western Kentucky operations by adding a fifth production unit at the Warrior mine, the market for scrubber quality coal has continued to strengthen and grow,” said Mr. Craft. “Global demand for coal is robust resulting in stronger U.S. coal markets. Strong demand and persistent production constraints continue to support favorable long-term supply/demand fundamentals for domestic coal producers. We remain optimistic that discussions with customers will continue to advance toward securing the coal sales commitments necessary to timely execute on our Tunnel Ridge, Gibson South and Penn Ridge growth projects.”

Including newly authorized capital for development of its River View mine and expansion of production capacity at its Warrior mine, ARLP is currently estimating total capital expenditures for 2008 in a range of $200.0 to $220.0 million. ARLP plans to fund its capital expenditures with cash generated from operations and borrowings in the debt markets.

Reflecting results to date and current projections, ARLP is increasing anticipated coal production for 2008 to a range of 26.4 to 27.3 million tons, essentially all of which is committed to contract pricing. At this time, ARLP is anticipating total average coal sales prices for 2008 will be comparable to 2007 but expects total average realizations to increase over current levels by 15% to 20% and 25% to 35% in 2009 and 2010, respectively.

ARLP is also increasing guidance for revenues, EBITDA and net income for 2008. Based on current estimates for coal sales volumes and prices, ARLP is anticipating 2008 revenues in a range of $1.03 to $1.10 billion, excluding transportation revenues. ARLP is estimating EBITDA in a range of $250.0 to $280.0 million and net income in a range of $130.0 to $160.0 million. Guidance ranges for 2008 EBITDA and net income reflect the loss of approximately $28.5 million and $31.3 million for net income and EBITDA, respectively, realized by ARLP in 2007 from its various coal synfuel-related agreements. (For a definition of EBITDA and reconciliation to GAAP, please see the end of this release.)

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A conference call regarding ARLP’s 2008 Quarter financial results is scheduled for today at 10:00 a.m. Eastern. To participate in the conference call, dial (866) 383-7998 and provide pass code 46988597. International callers should dial (617) 597-5329. Investors may also listen to the call via the “investor information” section of ARLP’s website at http://www.arlp.com. An audio replay of the conference call will be available for approximately one week. To access the audio replay, dial (888) 286-8010 and provide pass code 11402371. International callers should dial (617) 801-6888.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users. ARLP, the nation’s only publicly traded master limited partnership involved in the production and marketing of coal, is currently the fourth largest coal producer in the eastern United States with operations in all major eastern coalfields. ARLP currently operates eight underground mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of ARLP at 918-295-7674 or via e-mail at investorrelations@arlp.com

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The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions, other business combinations, or dispositions that may occur after the date of this release. At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: increased competition in coal markets and our ability to respond to the competition; fluctuation in coal prices, which could adversely affect our operating results and cash flows; risks associated with the expansion of our operations and properties; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; customer bankruptcies and/or cancellations or breaches to existing contracts; customer delays or defaults in making payments; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations and other factors; our productivity levels and margins that we earn on our coal sales; greater than expected increases in raw material costs; greater than expected shortage of skilled labor; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risk associated with major mine-related accidents, such as mine fires or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; coal market’s share of electricity generation; prices of fuel that compete with or impact coal usage, such as oil or natural gas; legislation, regulatory and court decisions and interpretations thereof, including but not limited to issues related to climate change; the impact from provisions of The Energy Policy Act of 2005; the impact from provisions of or changes in enforcement activities associated with the Mine Improvement and New Emergency Response Act of 2006 as well as any subsequent federal or state legislation or regulations; replacement of coal reserves; a loss or reduction of the direct or indirect benefits from certain state and federal tax credits; difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program.

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Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2007, filed on February 29, 2008 with the SEC. Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Tons sold	6,994	6,178
Tons produced	6,865	6,557

SALES AND OPERATING REVENUES:
Coal sales	$269,158	$238,870
Transportation revenues	10,620	8,679
Other sales and operating revenues	3,810	9,522

Total revenues	283,588	257,071

EXPENSES:
Operating expenses	192,618	166,989
Transportation expenses	10,620	8,679
Outside purchases	2,903	6,266
General and administrative	8,831	7,929
Depreciation, depletion and amortization	23,294	19,793

Total operating expenses	238,266	209,656

INCOME FROM OPERATIONS	45,322	47,415
Interest expense	(2,988)	(2,818)
Interest income	98	534
Other income	217	901

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	42,649	46,032
INCOME TAX EXPENSE (BENEFIT)	(655)	574

INCOME BEFORE MINORITY INTEREST	43,304	45,458
MINORITY INTEREST (EXPENSE)	(141)	82

NET INCOME	$43,163	$45,540

GENERAL PARTNERS’ INTEREST IN NET INCOME	$9,156	$7,611

LIMITED PARTNERS’ INTEREST IN NET INCOME	$34,007	$37,929

BASIC NET INCOME PER LIMITED PARTNER UNIT	$0.76	$0.79

DILUTED NET INCOME PER LIMITED PARTNER UNIT	$0.76	$0.79

DISTRIBUTIONS PAID PER COMMON UNIT	$0.585	$0.54

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING-BASIC	36,578,263	36,540,485

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING-DILUTED	36,753,837	36,765,573

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	March 31, 2008	December 31, 2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$15,896	$1,118
Trade receivables	105,461	92,667
Other receivables	2,715	3,399
Due from affiliates	124	139
Inventories	27,904	26,100
Advance royalties	4,452	4,452
Prepaid expenses and other assets	6,072	9,099

Total current assets	162,624	136,974

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	990,591	948,210
Less accumulated depreciation, depletion and amortization	(448,789)	(427,572)

Total property, plant and equipment, net	541,802	520,638

OTHER ASSETS:
Advance royalties	21,692	25,974
Other long-term assets	16,626	18,137

Total other assets	38,318	44,111

TOTAL ASSETS	$742,744	$701,723

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Accounts payable	$59,901	$46,392
Due to affiliates	115	1,343
Accrued taxes other than income taxes	12,481	11,091
Accrued payroll and related expenses	17,375	15,180
Accrued interest	1,216	3,826
Workers’ compensation and pneumoconiosis benefits	8,120	8,124
Current capital lease obligation	371	377
Other current liabilities	8,309	6,754
Current maturities, long-term debt	18,000	18,000

Total current liabilities	125,888	111,087

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	158,000	136,000
Pneumoconiosis benefits	29,936	29,392
Workers’ compensation	45,591	44,150
Asset retirement obligations	54,681	54,903
Due to affiliates	1,329	1,295
Long-term capital lease obligation	1,049	1,135
Minority interest	648	507
Other liabilities	5,994	6,037

Total long-term liabilities	297,228	273,419

Total liabilities	423,116	384,506

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Limited Partners - Common Unitholders 36,613,458 and 36,550,659 units outstanding, respectively	619,675	607,777
General Partners’ deficit	(300,156)	(290,669)
Accumulated other comprehensive income	109	109

Total Partners’ capital	319,628	317,217

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$742,744	$701,723

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$66,426	$69,005

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(34,049)	(30,725)
Changes in accounts payable and accrued liabilities	3,467	(5,803)
Proceeds from sale of property, plant and equipment	7	53
Proceeds from marketable securities	—	260
Payment for acquisition of coal reserves and other assets	(13,300)	—
Advances on Gibson rail project	—	(1,754)
Receipts of prior advances on Gibson rail project	738	—

Net cash used in investing activities	(43,137)	(37,969)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving credit facilities	76,100	—
Payments under revolving credit facilities	(54,100)	—
Payments on capital lease obligation	(92)	(60)
Cash contributions by General Partners	50	91
Distributions paid to Partners	(30,469)	(27,064)

Net cash used in financing activities	(8,511)	(27,033)

NET CHANGE IN CASH AND CASH EQUIVALENTS	14,778	4,003

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,118	36,789

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$15,896	$40,792

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Reconciliation of GAAP “Cash Flows Provided by Operating Activities” to non-GAAP “EBITDA”, Reconciliation of non-GAAP “EBITDA” to GAAP “Net Income” (in thousands).

EBITDA is defined as net income before net interest expense, income taxes, depreciation, depletion and amortization and minority interest. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. Our method of computing EBITDA may not be the same method used to compute similar measures reported by other companies, or EBITDA may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2008E Midpoint
Cash flows provided by operating activities	$66,426	$69,005	$272,000
Non-cash compensation expense	(657)	(606)	(4,100)
Asset retirement obligations	(707)	(605)	(2,800)
Coal inventory adjustment to market	(53)	(415)	—
Net gain (loss) on sale of property, plant and equipment	(12)	4	—
Other	238	(47)	—
Net effect of working capital changes	1,363	(2,085)	(15,000)
Interest expense, net	2,890	2,284	15,100
Income tax expense (benefit)	(655)	574	(200)

EBITDA	68,833	68,109	265,000
Depreciation, depletion and amortization	(23,294)	(19,793)	(104,700)
Interest expense, net	(2,890)	(2,284)	(15,100)
Income tax (expense) benefit	655	(574)	200
Minority interest (expense)	(141)	82	(400)

Net income	$43,163	$45,540	$145,000

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Reconciliation of GAAP “Operating Expenses” to non-GAAP “Segment Adjusted EBITDA Expense per ton” and Reconciliation of non-GAAP “EBITDA” to “Segment Adjusted EBITDA” (in thousand, except per ton data).

Segment Adjusted EBITDA Expense per ton represents the sum of operating expenses, outside purchases and other income divided by tons sold. Transportation expenses are excluded as these expenses are passed through to our customers, consequently we do not realize any margin on transportation revenues. Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments. Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales and other sales and operating revenues. The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses. Outside purchases are included in Segment Adjusted EBITDA Expense because tons sold and coal sales include sales from outside purchases.

	Three Months Ended March 31,
	2008	2007
Operating expense	$192,618	$166,989
Outside purchases	2,903	6,266
Other income	(217)	(901)

Segment Adjusted EBITDA Expense	$195,304	$172,354
Divided by tons sold	6,994	6,178

Segment Adjusted EBITDA Expense per ton	$27.92	$27.90

Segment Adjusted EBITDA is defined as income before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses and minority interest.

	Three Months Ended March 31,
	2008	2007
EBITDA (See reconciliation to GAAP above)	$68,833	$68,109
General and administrative	8,831	7,929

Segment Adjusted EBITDA	$77,664	$76,038

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Reconciliation of GAAP “Net Income per Limited Partner Unit” reflecting the impact of EITF 03-6 to non-GAAP “Adjusted Net Income per Limited Partner Unit”

Net income per limited partner unit as dictated by EITF 03-6 is theoretical and pro forma in nature and does not reflect the economic probabilities of whether earnings for an accounting period would or could be distributed to unitholders. The Partnership Agreement does not provide for the distribution of net income, rather, it provides for the distribution of available cash, which is a contractually defined term that generally means all cash on hand at the end of each quarter after establishment of sufficient cash reserves required to operate the ARLP in a prudent manner. Accordingly, the distributions we have paid historically and will pay in future periods are not impacted by net income per limited partner unit as dictated by EITF 03-6. In 2009, the Partnership will adopt the provisions of EITF 07-4, Application of the Two-Class Method under FASB Statement No. 128, Earnings per Share, to Master Limited Partnerships. The Partnership is evaluating the requirements of EITF 07-4 and the impact on our limited partner unit calculations.

In addition to net income per limited partner unit as calculated in accordance with EITF 03-6, we also present “adjusted net income per limited partner unit,” as reflected in the table below. “Adjusted net income per limited partner unit,” is defined as net income after deducting the amount allocated to the general partners’ interests, including the managing general partner’s incentive distribution rights, divided by the weighted average number of outstanding limited partner units during the period. As part of this calculation, in accordance with the cash distribution requirements contained in the Partnership Agreement, net income is first allocated to the managing general partner based on the amount of any special allocations, including incentive distributions, attributable to the period. The remainder is then allocated between the limited partners and the general partners based on their respective percentage ownership in ARLP. Adjusted net income per limited partner unit is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the actual operation of our Partnership Agreement with respect to the rights of the general and limited partners participation in distributions, and

•

the financial performance of our assets without regard to financing methods or capital structure; and our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures.

Our method of computing adjusted net income per limited partner unit may not be the same method used to compute similar measures reported by other companies and may be computed differently by us in different contexts.

	Three Months Ended March 31,
	2008	2007
Net Income per Limited Partner Unit:
Basic	$0.76	$0.79
Diluted	$0.76	$0.79
Dilutive impact of theoretical distribution of earnings pursuant to EITF 03-6:
Basic	$0.17	$0.25
Diluted	$0.17	$0.24
Adjusted Net Income per Limited Partner Unit:
Basic	$0.93	$1.04
Diluted	$0.93	$1.03

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